SCION CAPITAL, LLC
1731 Technology Drive, Suite 550
San Jose, CA 95110

May 28, 2004

Metrocall Holdings, Inc.6677
Richmond HighwayAlexandria,
Virginia 22306

c/o Corporation Service Company2711
Centerville Road, Suite 400Wilmington,
Delaware 19808

Re:       Demand Pursuant to Section 220 of the Delaware General Corporation Law to Inspect and Copy Stock List Materials of Metrocall Holdings, Inc. (CUSIP No. 59164X 10 5)

Ladies and Gentlemen:

        This letter shall confirm that Scion Capital, LLC is the beneficial owner of 378,876 shares of the Common Stock, $.01 par value per share, of Metrocall Holdings, Inc. For additional documentation confirming Scion’s holdings, please refer to Scion’s Statement on Schedule 13D filed with the Securities and Exchange Commission on May 26, 2004 and via the SEC’s edgar filing system, a true and correct copy of which is enclosed.

        Pursuant to the General Corporation Law of the State of Delaware, including without limitation Section 220, Scion hereby makes a demand to inspect and copy a verified stockholder list and related stockholder materials and information concerning registered and beneficial owners of the Metrocall’s Common Stock. Specifically, the undersigned demands the right, during usual hours for business, to inspect the following records and documents and any related stockholder materials of Metrocall and to make copies or extracts therefrom:

(i)	a complete record or list of Metrocall's stockholders, certified by its transfer agent and registrar, showing the name and address of each stockholder and the number of shares of Common Stock registered in the name of each such stockholder, as of May 27, 2004;
(ii)	all "NOBO" lists (i.e., lists of non-objecting beneficial owners) and "COBO" lists (i.e., lists of consenting beneficial owners) in Metrocall's possession, or which can be obtained upon Metrocall's request under federal securities laws pursuant to Rules 14b-1 and 14b-2 of the Securities Exchange Act of 1934 from those brokers, banks and other institutions that hold Metrocall's stock in record-only form on behalf of beneficial owners, including the names, addresses and stock holdings of all NOBOs or COBOs beneficial owners of Metrocall's stock;
(iii)	a magnetic computer tape list of the holders of the Common Stock as of the May 27, 2004, showing the name, address, and number of shares of Common Stock held by each stockholder, such computer processing data and instructions as are necessary to make use of such magnetic computer tape and a printout of such magnetic tape for verification purposes;
(iv)	all daily transfer sheets showing changes in the records and lists of Metrocall's stockholders which are or come into the possession of Metrocall or its transfer agent or registrar from May 27, 2004 to the conclusion of Metrocall's proxy solicitation with respect to its proposed merger with Arch;
(v)	all information in Metrocall's possession, or which can reasonably be obtained from nominees of any central certificate depository system, concerning the number and identity of the actual beneficial owners of the Common Stock as of May 27, 2004, including an alphabetical breakdown of any holdings in the respective names of Cede & Co. and any other or similar nominees; and
(vi)	a list as of May 27, 2004 of all stockholders owning 5,000 or more shares of Common Stock arranged in descending order.

        The above list is not meant to be exclusive, but instead sets forth by example the types of stockholder materials the undersigned would expect to be made available.

        Scion hereby undertakes to bear the reasonable costs incurred by Metrocall, including those of its transfer agent, in connection with the production of the information demanded.

        The purpose of this demand is to enable Scion to communicate with the other shareholders of Metrocall in connection with matters of common interest relative to the affairs of Metrocall, including, without limitation, communicating with such shareholders in connection with the proposed merger.

        Scion hereby designates, authorizes and appoints the firm of Bartlit Beck Herman Palenchar & Scott LLP (“Bartlit Beck”), counsel to Scion, and its partners, employees and any other person designated by them, to conduct the inspection and copying herein requested.

        Please respond to this request by contacting either Thomas Stephens (303-592-3144) or Polly Swartzfager (303-592-3175) of Bartlit Beck as soon as possible, to advise when and where the items demanded will be made available for inspection and copying.

Very truly yours, Scion Capital LLC ________________________________ By: Dr. Michael J. Burry

STATE OF CALIFORNIA ) ) SS. COUNTY OF SANTA CLARA )

    Dr. Michael J. Burry, having been first duly sworn according to law, deposes and says that he is a the managing member of Scion Capital, LLC, that he is authorized on behalf of Scion Capital to execute the foregoing demand and to made the demand designations, authorizations and representations contained therein and that the facts and statements contained in the foregoing demand are true and correct.

________________________________ Dr. Michael J. Burry
SWORN TO AND SUBSCRIBED before me this ____ day of May, 2004 Notary Public: ___________________________ My commission expires: ___________________